Exhibit 99.1

Hemisphere Media Announces Second Quarter 2014 Financial Results; Affirms 2014 Financial Guidance

MIAMI—(August 12, 2014) —Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere”), the only publicly traded pure-play U.S. media company targeting the high growth Hispanic TV/cable networks business, today announced financial results for the second quarter ended June 30, 2014.

Alan Sokol, CEO of Hemisphere, stated, “Our second quarter performance reflected the sound execution of our strategic plan to drive growth in our networks. We continued to leverage our world-class portfolio, uniquely positioned in the rapidly expanding U.S. Hispanic market.  We are very encouraged by the initial performance of our recently acquired networks and are confident that we will grow their distribution and reach.  Furthermore, our recently amended term loan facility will provide additional funding resources for strategic acquisitions of complementary assets. We are confident that we can continue to identify assets in our space that we are uniquely-suited to grow and that will create significant shareholder value.  We remain on track to achieve our full-year earnings guidance.”

On April 4, 2013, Hemisphere completed a series of mergers pursuant to which InterMedia Español Holdings, LLC, (“WAPA”), and Cine Latino, Inc. (“Cinelatino”) became indirect, wholly owned subsidiaries of Hemisphere (the “Transaction”).  Results for Cinelatino are included in our consolidated income statement from the acquisition date, April 4, 2013, which affects the comparability of our results.

On April 1, 2014, Hemisphere closed on the acquisition of the assets of the Spanish-language television network business of Media World, LLC (the “Cable Networks Acquisition”), which is comprised of Pasiones, Centroamerica TV and TV Dominicana (the “Acquired Cable Networks”). Results for the Acquired Cable Networks are included in our consolidated income statement from the acquisition date, April 1, 2014, which affects the comparability of our results.

Net revenues for the three months ended June 30, 2014 were $29.1 million, an increase of 27%, compared to net revenues of $22.9 million for the same period in 2013. Net revenues for the six months ended June 30, 2014 were $50.0 million, an increase of 37%, compared to net revenues of $36.4 million for the same period in 2013. These increases are primarily a result of the inclusion of the Acquired Cable Networks in the current quarter, and Cinelatino for a full six months, as well as growth in retransmission and subscriber fees.

Operating expenses were $22.4 million for the three months ended June 30, 2014, a decrease of 7% from operating expenses of $24.2 million for the same period in 2013. Operating expenses were $39.7 million for the six months ended June 30, 2014, an increase of 5% from operating expenses of $37.8 million in the year ago period. The decrease in the three months ended June 30, 2014 was primarily due to a one-time $3.8 million charge in connection with the termination of a related party agreement in the prior year’s quarter and declines in stock compensation expense and transaction related fees and expenses.  This was offset in part by the inclusion of the Acquired Cable Networks and amortization expense as a result of intangibles identified in the Cable Networks Acquisition.  The increase in operating expenses for the six months ended June 30, 2014 was primarily due to the inclusion of the Acquired Cable Networks, and the inclusion of Cinelatino, corporate overhead and public company charges, which were not included in the prior year’s first calendar quarter, as well as an increase in amortization expense as a result of intangibles identified in connection with our acquisitions.  This was offset in part by a one-time $3.8 million charge in prior year’s period, and declines in stock compensation expense and transaction related fees and expenses.

Net income was $5.3 million for the three months ended June 30, 2014, an increase of $7.7 million compared to a net loss of $2.4 million for the same period in 2013, and net income was $5.6 million for the six months ended June 30, 2014, an increase of $8.5 million compared to a net loss of $3.0 million for the same period in 2013.

Adjusted EBITDA increased $2.7 million, or 26%, to $13.2 million for the three months ended June 30, 2014, and increased $6.5 million, or 44%, to $21.2 million for the six months ended June 30, 2014. These increases were due to the inclusion of the operating results of the Acquired Cable Networks and Cinelatino and growth at our combined networks, offset in part by a full six months of corporate overhead, which has grown as we expand our infrastructure to support the expansion in our business.

The following tables set forth Hemisphere’s financial performance for the three and six months ended June 30, 2014 and 2013 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net revenues	$29,055	$22,929	$50,006	$36,424
Operating Expenses:
Cost of revenues	9,292	7,672	16,890	13,528
Selling, general and administrative	8,241	12,544	15,122	15,973
Depreciation and amortization	4,832	2,582	7,410	3,592
Other expenses	62	1,380	311	4,672
Loss on disposition of assets	16	43	14	68
Total operating expenses	22,443	24,221	39,747	37,833

Operating income (loss)	6,612	(1,292)	10,259	(1,409)

Other Expenses:
Interest expense, net	(2,936)	(1,155)	(5,843)	(1,914)
Other expense, net	—	(13)	—	(25)
	(2,936)	(1,168)	(5,843)	(1,939)

Income (loss) before income taxes	3,676	(2,460)	4,416	(3,348)

Income tax benefit	1,642	34	1,150	397

Net income (loss)	$5,318	$(2,426)	$5,566	$(2,951)

Reconciliation of net income (loss) to EBITDA:
Net income (loss)	$5,318	$(2,426)	$5,566	$(2,951)
Add (deduct):
Income tax benefit	(1,642)	(34)	(1,150)	(397)
Other expenses, net	2,936	1,168	5,843	1,939
Loss on disposition of assets	16	43	14	68
Depreciation and amortization	4,832	2,582	7,410	3,592
Stock-based compensation	1,702	4,007	3,216	4,007
EBITDA	13,162	5,340	20,899	6,258
Transaction expenses	62	1,380	311	4,672
Non-recurring expenses	—	3,800	—	3,800
Adjusted EBITDA	$13,224	$10,520	$21,210	$14,730

Non-GAAP Reconciliations

Within Hemisphere’s second quarter 2014 press release, Hemisphere makes reference to certain non-GAAP financial measures such as “EBITDA” and “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons why Hemisphere’s management believes that the presentation of these non-GAAP financial measures provides useful information to investors regarding Hemisphere’s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Conference Call

Hemisphere will conduct a conference call to discuss its second quarter financial results at 10:00AM Eastern Time on Tuesday, August 12, 2014. A live broadcast of the conference call will be available online via the company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 280-4954, or from outside the United States at (857) 244-7311, at least five minutes prior to the start time. The conference ID for the call is 19673815.

A replay of the call will be available beginning at approximately 2:00PM Eastern Time August 12 by dialing (888) 286-8010, or from outside the United States by dialing (617) 801-6888. The conference ID for the replay is 72610933. The replay will be archived for 30 days on the investor relations section of www.hemispheretv.com.

Forward-Looking Statements

This press release may contain certain statements about Hemisphere that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to the synergies and the benefits that Hemisphere expects to achieve in the acquisition of the Acquired Cable Networks, Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts.  These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the heading “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group (NASDAQ:HMTV) is the only publicly-traded pure-play U.S. Spanish-language TV/cable network business serving the high-growth U.S. Hispanic population. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico. Hemisphere’s networks consist of:

•                  Cinelatino, the leading Spanish-language movie channel distributed in the U.S., Latin America and Canada, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.

•                  WAPA PR, Puerto Rico’s leading broadcast station with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA PR produces more than 65 hours per week of top-rated news and entertainment programming.

•                  WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA PR.

•                  Pasiones, dedicated to showcasing the most popular telenovelas and drama series, distributed in the U.S. and Latin America.

•                  Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America.

•                  TV Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic.

Contacts

Hemisphere Media Group, Inc.

Robin Weinberg/Patrick Scanlan, 212-687-8080